UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 5)1

Commvault Systems, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

204166102

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

November 15, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,719,857
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,719,857
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,719,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.1%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,524,575
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,524,575
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,524,575
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		242,985
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

242,985
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

242,985
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		150,916
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

150,916
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,916
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		150,916
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

150,916
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,916
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		235,794
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

235,794
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

235,794
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		84,878
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

84,878
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

84,878
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		84,878
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

84,878
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

84,878
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		395,029
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

395,029
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

395,029
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

10

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,719,857
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,719,857
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,719,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.1%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,719,857
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,719,857
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,719,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,719,857
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,719,857
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,719,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,719,857
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,719,857
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,719,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.1%
14	TYPE OF REPORTING PERSON

IN

14

CUSIP No. 204166102

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,719,857
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,719,857
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,719,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.1%
14	TYPE OF REPORTING PERSON

IN

15

CUSIP No. 204166102

The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (“Amendment No. 5”). This Amendment No. 5 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 1,524,575 Shares beneficially owned by Starboard V&O Fund is approximately $54,301,015, excluding brokerage commissions. The aggregate purchase price of the 242,985 Shares beneficially owned by Starboard S LLC is approximately $8,372,370, excluding brokerage commissions. The aggregate purchase price of the 150,916 Shares beneficially owned by Starboard C LP is approximately $5,220,779, excluding brokerage commissions. The aggregate purchase price of the 84,878 Shares beneficially owned by Starboard L Master is approximately $2,811,815, excluding brokerage commissions. The aggregate purchase price of the 395,029 Shares beneficially owned by Starboard X Master is approximately $16,481,820, excluding brokerage commissions. The aggregate purchase price of the 321,474 Shares held in the Starboard Value LP Account is approximately $13,039,342, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a)-(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 44,532,038 Shares outstanding, as of October 28, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 1, 2022.

A.	Starboard V&O Fund
(a)	As of the close of business on November 17, 2022, Starboard V&O Fund beneficially owned 1,524,575 Shares.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 1,524,575
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,524,575
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
16

CUSIP No. 204166102

B.	Starboard S LLC
(a)	As of the close of business on November 17, 2022, Starboard S LLC beneficially owned 242,985 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 242,985
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 242,985
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on November 17, 2022, Starboard C LP beneficially owned 150,916 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 150,916
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 150,916
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 150,916 Shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 150,916
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 150,916
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 150,916 Shares owned by Starboard C LP and (ii) 84,878 Shares owned by Starboard L Master.

Percentage: Less than 1%

17

CUSIP No. 204166102

(b)	1. Sole power to vote or direct vote: 235,794
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 235,794
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard C LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard L Master
(a)	As of the close of business on November 17, 2022, Starboard L Master beneficially owned 84,878 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 84,878
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 84,878
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 84,878 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 84,878
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 84,878
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard X Master
(a)	As of the close of business on November 17, 2022, Starboard X Master beneficially owned 395,029 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 395,029
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 395,029
4. Shared power to dispose or direct the disposition: 0

18

CUSIP No. 204166102

(c)	The transactions in the Shares by Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard Value LP
(a)	As of the close of business on November 17, 2022, 321,474 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 1,524,575 Shares owned by Starboard V&O Fund, (ii) 242,985 Shares owned by Starboard S LLC, (iii) 150,916 Shares owned by Starboard C LP, (iv) 84,878 Shares owned by Starboard L Master, (v) 395,029 Shares owned by Starboard X Master, and (vi) 321,474 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.1%

(b)	1. Sole power to vote or direct vote: 2,719,857
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,719,857
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 1,524,575 Shares owned by Starboard V&O Fund, (ii) 242,985 Shares owned by Starboard S LLC, (iii) 150,916 Shares owned by Starboard C LP, (iv) 84,878 Shares owned by Starboard L Master, (v) 395,029 Shares owned by Starboard X Master, and (vi) 321,474 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.1%

(b)	1. Sole power to vote or direct vote: 2,719,857
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,719,857
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
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CUSIP No. 204166102

K.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 1,524,575 Shares owned by Starboard V&O Fund, (ii) 242,985 Shares owned by Starboard S LLC, (iii) 150,916 Shares owned by Starboard C LP, (iv) 84,878 Shares owned by Starboard L Master, (v) 395,029 Shares owned by Starboard X Master, and (vi) 321,474 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.1%

(b)	1. Sole power to vote or direct vote: 2,719,857
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,719,857
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
L.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 1,524,575 Shares owned by Starboard V&O Fund, (ii) 242,985 Shares owned by Starboard S LLC, (iii) 150,916 Shares owned by Starboard C LP, (iv) 84,878 Shares owned by Starboard L Master, (v) 395,029 Shares owned by Starboard X Master, and (vi) 321,474 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.1%

(b)	1. Sole power to vote or direct vote: 2,719,857
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,719,857
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
M.	Messrs. Smith and Feld
(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 1,524,575 Shares owned by Starboard V&O Fund, (ii) 242,985 Shares owned by Starboard S LLC, (iii) 150,916 Shares owned by Starboard C LP, (iv) 84,878 Shares owned by Starboard L Master, (v) 395,029 Shares owned by Starboard X Master, and (vi) 321,474 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.1%

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CUSIP No. 204166102

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,719,857
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,719,857

(c)	None of Messrs. Smith or Feld has entered into any transactions in the Shares during the past sixty days. The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

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CUSIP No. 204166102

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 17, 2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld

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CUSIP No. 204166102

SCHEDULE A

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Common Stock	(28,026)	58.4118	10/20/2022
Sale of Common Stock	(84,080)	58.6557	10/21/2022
Sale of Common Stock	(28,027)	60.4272	10/25/2022
Sale of Common Stock	(6,839)	66.6907	11/11/2022
Sale of Common Stock	(448)	67.5319	11/14/2022
Sale of Common Stock	(5,605)	67.1877	11/14/2022
Sale of Common Stock	(26,983)	67.1790	11/15/2022
Sale of Common Stock	(8,564)	67.1714	11/15/2022
Sale of Common Stock	(11,043)	66.8700	11/15/2022
Sale of Common Stock	(5,049)	66.9596	11/15/2022
Sale of Common Stock	(67,340)	67.0507	11/15/2022
Sale of Common Stock	(561)	66.1415	11/16/2022
Sale of Common Stock	(561)	65.9996	11/16/2022
Sale of Common Stock	(97,783)	65.5409	11/16/2022
Sale of Common Stock	(42,769)	65.6217	11/16/2022
Sale of Common Stock	(2,756)	65.1566	11/17/2022
Sale of Common Stock	(8,713)	65.1330	11/17/2022
Sale of Common Stock	(39,569)	64.4918	11/17/2022
Sale of Common Stock	(18,545)	65.3627	11/17/2022
Sale of Common Stock	(40,919)	64.3258	11/17/2022

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Common Stock	(4,467)	58.4118	10/20/2022
Sale of Common Stock	(13,401)	58.6557	10/21/2022
Sale of Common Stock	(4,467)	60.4272	10/25/2022
Sale of Common Stock	(1,090)	66.6907	11/11/2022
Sale of Common Stock	(72)	67.5319	11/14/2022
Sale of Common Stock	(893)	67.1877	11/14/2022
Sale of Common Stock	(4,300)	67.1790	11/15/2022
Sale of Common Stock	(1,365)	67.1714	11/15/2022
Sale of Common Stock	(1,760)	66.8700	11/15/2022
Sale of Common Stock	(805)	66.9596	11/15/2022
Sale of Common Stock	(10,733)	67.0507	11/15/2022
Sale of Common Stock	(89)	66.1415	11/16/2022
Sale of Common Stock	(89)	65.9996	11/16/2022
Sale of Common Stock	(15,584)	65.5409	11/16/2022
Sale of Common Stock	(6,816)	65.6217	11/16/2022
Sale of Common Stock	(439)	65.1566	11/17/2022
Sale of Common Stock	(1,389)	65.1330	11/17/2022
Sale of Common Stock	(6,306)	64.4918	11/17/2022
Sale of Common Stock	(2,956)	65.3627	11/17/2022
Sale of Common Stock	(6,522)	64.3258	11/17/2022

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Common Stock	(2,775)	58.4118	10/20/2022
Sale of Common Stock	(8,323)	58.6557	10/21/2022
Sale of Common Stock	(2,774)	60.4272	10/25/2022
Sale of Common Stock	(677)	66.6907	11/11/2022
Sale of Common Stock	(44)	67.5319	11/14/2022
Sale of Common Stock	(555)	67.1877	11/14/2022
Sale of Common Stock	(2,671)	67.1790	11/15/2022
Sale of Common Stock	(848)	67.1714	11/15/2022
Sale of Common Stock	(1,093)	66.8700	11/15/2022
Sale of Common Stock	(500)	66.9596	11/15/2022
Sale of Common Stock	(6,666)	67.0507	11/15/2022
Sale of Common Stock	(56)	66.1415	11/16/2022
Sale of Common Stock	(56)	65.9996	11/16/2022
Sale of Common Stock	(9,680)	65.5409	11/16/2022
Sale of Common Stock	(4,234)	65.6217	11/16/2022
Sale of Common Stock	(273)	65.1566	11/17/2022
Sale of Common Stock	(862)	65.1330	11/17/2022
Sale of Common Stock	(3,917)	64.4918	11/17/2022
Sale of Common Stock	(1,836)	65.3627	11/17/2022
Sale of Common Stock	(4,050)	64.3258	11/17/2022

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Common Stock	(31,726)	52.6809	09/29/2022
Sale of Common Stock	(1,560)	58.4118	10/20/2022
Sale of Common Stock	(4,681)	58.6557	10/21/2022
Sale of Common Stock	(1,560)	60.4272	10/25/2022
Sale of Common Stock	(381)	66.6907	11/11/2022
Sale of Common Stock	(25)	67.5319	11/14/2022
Sale of Common Stock	(312)	67.1877	11/14/2022
Sale of Common Stock	(1,502)	67.1790	11/15/2022
Sale of Common Stock	(477)	67.1714	11/15/2022
Sale of Common Stock	(615)	66.8700	11/15/2022
Sale of Common Stock	(281)	66.9596	11/15/2022
Sale of Common Stock	(3,749)	67.0507	11/15/2022
Sale of Common Stock	(31)	66.1415	11/16/2022
Sale of Common Stock	(31)	65.9996	11/16/2022
Sale of Common Stock	(5,444)	65.5409	11/16/2022
Sale of Common Stock	(2,381)	65.6217	11/16/2022
Sale of Common Stock	(153)	65.1566	11/17/2022
Sale of Common Stock	(485)	65.1330	11/17/2022
Sale of Common Stock	(2,203)	64.4918	11/17/2022
Sale of Common Stock	(1,033)	65.3627	11/17/2022
Sale of Common Stock	(2,278)	64.3258	11/17/2022

STARBOARD X MASTER FUND LTD

Sale of Common Stock	(7,262)	58.4118	10/20/2022
Sale of Common Stock	(21,786)	58.6557	10/21/2022
Sale of Common Stock	(7,262)	60.4272	10/25/2022
Sale of Common Stock	(1,772)	66.6907	11/11/2022
Sale of Common Stock	(116)	67.5319	11/14/2022
Sale of Common Stock	(1,453)	67.1877	11/14/2022
Sale of Common Stock	(6,992)	67.1790	11/15/2022
Sale of Common Stock	(2,219)	67.1714	11/15/2022
Sale of Common Stock	(2,861)	66.8700	11/15/2022
Sale of Common Stock	(1,308)	66.9596	11/15/2022
Sale of Common Stock	(17,448)	67.0507	11/15/2022
Sale of Common Stock	(145)	66.1415	11/16/2022
Sale of Common Stock	(145)	65.9996	11/16/2022
Sale of Common Stock	(25,336)	65.5409	11/16/2022
Sale of Common Stock	(11,082)	65.6217	11/16/2022
Sale of Common Stock	(714)	65.1566	11/17/2022
Sale of Common Stock	(2,258)	65.1330	11/17/2022
Sale of Common Stock	(10,253)	64.4918	11/17/2022
Sale of Common Stock	(4,805)	65.3627	11/17/2022
Sale of Common Stock	(10,603)	64.3258	11/17/2022

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Common Stock	(5,910)	58.4118	10/20/2022
Sale of Common Stock	(17,729)	58.6557	10/21/2022
Sale of Common Stock	(5,910)	60.4272	10/25/2022
Sale of Common Stock	(1,442)	66.6907	11/11/2022
Sale of Common Stock	(95)	67.5319	11/14/2022
Sale of Common Stock	(1,181)	67.1877	11/14/2022
Sale of Common Stock	(5,690)	67.1790	11/15/2022
Sale of Common Stock	(1,806)	67.1714	11/15/2022
Sale of Common Stock	(2,328)	66.8700	11/15/2022
Sale of Common Stock	(1,065)	66.9596	11/15/2022
Sale of Common Stock	(14,200)	67.0507	11/15/2022
Sale of Common Stock	(118)	66.1415	11/16/2022
Sale of Common Stock	(118)	65.9996	11/16/2022
Sale of Common Stock	(20,619)	65.5409	11/16/2022
Sale of Common Stock	(9,018)	65.6217	11/16/2022
Sale of Common Stock	(581)	65.1566	11/17/2022
Sale of Common Stock	(1,837)	65.1330	11/17/2022
Sale of Common Stock	(8,343)	64.4918	11/17/2022
Sale of Common Stock	(3,910)	65.3627	11/17/2022
Sale of Common Stock	(8,628)	64.3258	11/17/2022